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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to incorporation by reference in the registration statement in this Form S-8 of NorthPoint Communications Group, Inc., relating to the Amended and Restated 1999 Stock Plan of NorthPoint Communications Group, Inc., of our report dated February 24, 1999, on our audits of the financial statements of NorthPoint Communications, Inc. and its wholly owned subsidiary as of December 31, 1997 and 1998, for the period from May 16, 1997 (date of inception) through December 31, 1997, and for the year ended December 31, 1998, as included in NorthPoint Communications Group, Inc.'s Registration Statement (333-73065) on Form S-1 dated May 5, 1999. We also consent to the reference to us under the heading "Experts".

                                      /s/  PRICEWATERHOUSECOOPERS LLP

   San Francisco, California
   August 5, 1999